SEC 1746 (11-02)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D C  20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No  ________)*

(Name of Issuer)
Monmouth Capital Corporation
Juniper Business Plaza
3499 Route 9 North
Freehold, NJ 07728
Phone: (732) 577-9996
Fax: (732) 577-9981


(Title of Class of Securities)
Common Shares

(CUSIP Number)
609524103


(Name, Address and Telephone Number
of Person
Authorized to Receive Notices
and Communications)
Albert Mason
Albert D.  Mason, Inc
50 Congress Street,
Boston, MA 02108
617-451-9128


(Date of Event which Requires
Filing of this Statement)

CUSIP No       609524103

1
Names of Reporting Persons
Albert D  Mason, Inc

I R S  Identification Nos
IRS # 043414725

2 Check the Appropriate Box if
a Member of a Group
(a)  N/A
(b)   N/A
3   SEC Use Only
4   Source of Funds (See Instructions)
WC:  Funds Under Management
5   Check if Disclosure of Legal
Proceedings Is Required Pursuant
to Items 2(d) or 2(e)       N/A

6   Citizenship or Place of Organization
Boston, MA

Number of Shares Beneficially Owned by
Each Reporting Person With
7  Sole Voting Power
429,071

8   Shared Voting Power   0

9   Sole Dispositive Power   429,071

10   Shared Dispositive Power   0

11   Aggregate Amount Beneficially Owned
by Each Reporting Person    429,071

12   Check if the Aggregate Amount in Row
(11) Excludes Certain Shares (See Instructions)
N/A

13   Percent of Class Represented by
Amount in Row (11)
14.8142%,
429,071 / 2,896,343

14   Type of Reporting Person (See Instructions)                 IA  801-11877


Signature
After reasonable inquiry and to the
best of my knowledge and belief,
I certify that the information set
forth in this statement is true,
complete and correct


Date      7/1/2003


Signature


Name/Title:  Albert D  Mason, President